Exhibit 2
Q1 2023 Results May 9, 2023 On the Rebound: Delivering on Our Commitments

Q1 2023 Results - 2 - Important Information This presentation does not constitute an offer or invitation to purchase or subscribe shares, in accordance with the provisions of the Spanish Securities Market Law (Royal Legislative Decree 4/2015, of 23 October, as amended and restated from time to time), Royal Decree 1310/2005, of November 4, and its implementing regulations. In addition, this document does not constitute an offer of purchase, sale or exchange, nor a request for an offer of purchase, sale or exchange of securities, nor a request for any vote or approval in any other jurisdiction. Forward-Looking Statements This presentation contains forward-looking information and statements about GRIFOLS based on current assumptions and forecast made by GRIFOLS management, including pro forma figures, estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to capital expenditures, synergies, products and services, and statements regarding future performance. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expected”, “potential”, “estimates” and similar expressions. Although Grifols believes that the expectations reflected in such forward-looking statements are reasonable, various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the Company and the estimates given here. These factors include those discussed in our public reports filed with the Comisión Nacional del Mercado de Valores and the Securities and Exchange Commission, which are accessible to the public. The Company assumes no liability whatsoever to update these forward-looking statements or conform them to future events or developments. Forward-looking statements are not guarantees of future performance. They have not been reviewed by the auditors of Grifols. NON-GAAP Financial Measures This presentation refers to certain non-GAAP financial measures. The presentation of these financial measures is not intended to be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in our Grifols Financial Statements. Legal Disclaimer

Q1 2023 Results - 3 - 1. Key Priorities 2. Performance by Business Unit 3. Group Financial Performance 4. Final Remarks 5. Annex Table of Contents

Q1 2023 Results - 4 - Grifols on the Rebound: Meeting and Exceeding Commitments Key Priorities Operational financial performance Commercial portfolio/innovation Biotest Key priorities Performance culture Governance • Positioning for sustainable growth • Capitalizing on commercial opportunities driven by SCIG and Alpha-1 • Accelerating innovation pipeline and Biotest integration • Formalized roles and responsibilities within the Senior Executive Leadership Team (SELT) • Implemented new organization model and strengthened leadership • New short-term and long-term incentive plans; aligned with shareholders Actions implemented • Meeting and exceeding on our commitments; solid start to the year • Total revenue growth of 18.4%cc (23.2% reported) • Adj. EBITDA margin of 21.0% above guidance for 1H’23 (19-20%) • Deployed 80%+1 of EUR 400m+ cash cost savings plan. Updated target to EUR 450m+ • Cost per liter down by >15% since July’22 • On track to deliver leverage ratio down to 4x by end of 2024 Enhancing Transparency and Communications Remaining consistent to Core Values and Sustainability 1 As of April’23

Q1 2023 Results - 5 - Board of Directors Roles and responsibilities New organization Performance culture Streamlined C-Suite Level to Maximize Delivery Key Priorities • 11 board members • Majority of independent directors • All committees led and appointed by independent board members • Diverse competencies and experience Lead Independent Director Board of Directors Formalized roles • Thomas Glanzmann appointed as CEO • Raimon Grifols Roura appointed as CCO • Victor Grifols Deu appointed as COO Senior Executive Leadership Team (SELT) • Chairperson: Executive Chairman • Responsible for capital allocation, strategy, communication, Human Resources policies, overall performance and oversight of critical projects and priorities • Ensure opportunities and challenges are addressed effectively Operating Team Chief Operating Officer (COO) Victor Grifols Deu Executive Chairman and CEO Thomas Glanzmann Corporate Finance Team Chief Financial Officer (CFO) Alfredo Arroyo Chief Corporate Officer (CCO) Raimon Grifols Roura

Q1 2023 Results - 6 - Board of Directors Roles and responsibilities New organization Performance culture Enhanced Organizational Model Set for Sustainable Growth Key Priorities Executive Chairman and CEO Thomas Glanzmann Chief Operating Officer (COO) Victor Grifols Deu Chief Financial Officer (CFO) Alfredo Arroyo Chief Corporate Officer (CCO) Raimon Grifols Roura • First equity-based long-term incentive plan and new short-term incentive plan to increase accountability, attract and develop talent, while boosting performance • Enhanced alignment with shareholders’ interests Full-fledged Business Units • Enhanced effectiveness and improved operational efficiencies • Increased accountability • Less operational complexity • Greater speed and agility through organization-wide services New and experienced leadership Plasma Procurement Bio Supplies & Others Biopharma Diagnostic

Q1 2023 Results - 7 - 1. Key Priorities 2. Performance by Business Unit 3. Group Financial Performance 4. Final Remarks 5. Annex Table of Contents

Performance by Business Unit

Biopharma and Biotest Drive Double-Digit Revenue Growth

(EUR in millions)



+23.2% (+18.4% at cc)
+14.0%
+9.1% cc
+9.6%
+0.9%
+69.4%
-25.2%
98
2
16
0
61
117
1,267
1,383
1,444
1,561
Q1 2022
Biopharma
Diagnostic
Bio Supplies
Others & Intersegments
Q1 2023 excl. Biotest (cc)
FX
Q1 2023 excl. Biotest
Biotest
Q1 2023 incl. Biotest

	Q1 2023		
	Grifols excl. Biotest	Biotest	Grifols incl. Biotest
Revenues	1,444	117	1,561
% growth	***+14.0%***	-	***+23.2%***
% growth at cc	***+9.1%***	-	***+18.4%***
Biopharma	1,174	117	1,291
% growth	*+14.8%*	-	*+26.2%*
% growth at cc	*+9.6%*	-	*+21.1%*
Diagnostic	176	-	176
% growth	*+4.0%*	-	*+4.0%*
% growth at cc	*+0.9%*	-	*+0.9%*
Bio Supplies	42	-	42
% growth	*+78.0%*	-	*+78.0%*
% growth at cc	*+69.4%*	-	*+69.4%*
Others & Intersegments	52	-	52
% growth	*-23.5%*	-	*-23.5%*
% growth at cc	*-25.2%*	-	*-25.2%*

Q1 2023 Results - 8 - GRIFOLS

Performance by Business Unit | **Biopharma** (excl. Biotest)

IG Leads Growth Backed by Strong Underlying Demand and Supply

Q1'23

+9.6% cc

+14.8%

Segment	Growth	Comments
55-60% of revenues IG	+14.5%	• Solid IG performance, both in the U.S. and international markets, backed by higher plasma supply and strong demand, coupled with favorable pricing • SCIG gaining traction (+34%)
10-15% of revenues Albumin	+3.1%	• Higher demand and price increases in China offsetting current market dynamics in the U.S. • Improved product mix supported by ALBUTEIN FlexBag™ launch
25-30% of revenues Alpha-1 & Specialty proteins	+3.5%	• Alpha-1 growth driven by higher demand and price increases • Strong demand and favorable customer mix for Hypers leading to +28% growth • VISTASEAL™, TAVLESSE® performing well

- Sales increased driven by robust underlying demand, mid-single-digit price increases and favorable product mix as Xembify® gains weight
- Margins impacted by high cost per liter in H1'22
- >15% cash cost per liter decline in March'23 since July'22 peak, driven by donor compensation
- Plasma collections grew 11% underpinning sustainable growth
- Striking the right balance between volumes and costs

Q1 2023 Results - 9 - GRIFOLS

Performance by Business Unit | Biopharma | *IG Franchise*

Capitalizing on the €14bn+ IG Market High Single Digit Long-Term Growth

IG uses (%); 2018-2025 forecasted market growths in the U.S.


PI[1] and SID[2]
(40-55%)
ITP[5]
MG[6]
Others
(25-30%)
CIDP[4]
(20-25%)
PI +9.3%
CLL[3] +9.5%
(SID)
CIDP +7.7%

Our growth strategies

1. Focus on continued growth in U.S.; prioritize selected countries

2. Focus on immunodeficiency market and accelerate Xembify®'s adoption
   - Lifecycle management, including pursuing new indications SID CLL phase III trial), to ensure product competitiveness
   - Grow the market by expanding PID disease awareness
   - Increase diagnostic rate and reduce time to diagnosis and appropriate treatment
   - Gain Xembify® market share

3. Maintain leadership in neurology and acute care
   - Standard of care role of IVIG (Gamunex®)
   - IVIG as optimal treatment in acute care setting

Source: MRB Report Analysis of the 2018 IVIG/SCIG Market in the United States and 2025 Forecast
[1] Primary immunodeficiency (PI); [2] Secondary immunodeficiency (SID); [3] Chronic lymphocytic leukemia; [4] Chronic Inflammatory Demyelinating Polyneuropathy (CIDP); [5] Chronic Immune Thrombocytopenia (ITP); [6] Myasthenia Gravis (MG)

Q1 2023 Results - 10 - GRIFOLS

Q1 2023 Results - 11 - 80 95 110 Note: Base 100: Q2’21; 3M avg. moving trend. 15% and 25% declines comparing March’23 vs. July’22 and 10% and 20% declines comparing Q4’22 average vs. July’22 (U.S. data) 85 90 95 100 105 Q1’23 100 95 90 110 95 80 Donor commitment compensation (DCC) Cost per liter (CPL) -25% -15% Amplified going forward by Plan’s in-deployment and under evaluation initiatives Cost per Liter Decline to Drive EBITDA Expansion Starting H2’23 Performance by Business Unit | Biopharma | Operational Improvement Plan Implementation of lean processes and digitalization • Improve of donor flow time and staff capacity utilization • Optimization of donor center opening hours and operation days • Alignment of labor and donor demand • Reduction of donor commitment compensation • Plasma-center network optimization: 18 centers in Q4’22 and 7 centers in Q1’23. In total, >75% were consolidated to minimize impact on plasma collections and to improve efficiencies and collection per center • Process optimization and streamline of staffing and overheads -10% -20% Sequential Cost Per Liter improvement underpinned by continued execution of the Operational Improvement Plan Driven by Plan’s deployed initiatives

Performance by Business Unit | Biopharma | ***Innovation***

Innovation Milestones on Track

Legend: ✓ Completed; ● On track

	Milestone	2023 timing	Status[1]
New Product & Indication	First patient enrolled and treated in Xembify® SID-CLL study	H1	On track
	Finalize enrollment of the PRECIOSA trial	H1	On track
	Alpha-1 AT 15% SC study advancement from single dose to repeat dose phase	H1	Completed
	GIGA564 IND submission	H2	On track
	GIGA2339 pre-IND submission	H2	On track
Lifecycle Management	Final results of Xembify® bi-weekly dosing study	H1	Completed
	Final results of IVIG-PEG study	H1	Completed
	Finalize enrolment of the SPARTA study	H2	On track
Biotest	Trimodulin ESsCAPE trial study initiation	H1	On track
	Yimmugo® BLA FDA submission	H1	On track
	Fibrinogen ADFIRST trial completed and top line study results	H2	On track
	Cytotect PreCyssion trial last patient expected	H2	On track

[1] As of May 9, 2023

Q1 2023 Results - 12 - GRIFOLS

Performance by Business Unit | *Diagnostic*

Blood Typing Solutions Driving Performance

Q1'23 Reported	Adjusted
+0.9% cc	**-9.5% cc**
+4.0%	-7.1%

Segment	Growth	Comments
45-50% of revenues — NAT Donor Screening	-8.3%	• Loss of volume in France • Extended agreement (15-years) with CTS; impact on pricing • Partially offset by shipments timing in China due to switch to distributor model with SRAAS
25-30% of revenues — Blood Typing Solutions (BTS)	+9.0%	• Strong growth across most geographies, primarily U.S. and China
20-25% of revenues — Recombinant proteins	+28.2% -32.2% adjusted	• Diagnostic company commercial true-up partially offset by lower joint business profits

Bio Supplies

Integration of Access Biologicals Continues to Bear its Fruits

Q1'23
+69.4% cc
+78.0%

Segment	Growth	Comments
45-50% of revenues — Bio Supplies Biopharma	+37.9%	• Higher cell culture media revenue following Access Biologicals acquisition • Increasing sales of Fr.V • Partially offset by lower NTU sales
30-35% of revenues — Bio Supplies Diagnostic	+150.0%	• Higher sales of Diagnostic products due to Access Biologicals acquisition • Higher sales of Blood cells and Serum OTC
20-25% of revenues — Plasma hyperimmune sales to third parties	+79.7%	• Higher sales of Anti-HBs

Note: Access Biologicals was fully integrated in H2'22

Q1 2023 Results - 13 - GRIFOLS

Q1 2023 Results - 14 - Table of Contents 1. Key Priorities 3. Group Financial Performance 4. Final Remarks 5. Annex 2. Performance by Business Unit

Group Financial Performance

Meeting and Exceeding Commitments

Revenues	**€1,561m** incl. Biotest **+18.4% cc; +23.2%** (Biopharma +21.1% cc; +26.2%)	**€1,444m** excl. Biotest **+9.1% cc; +14.0%** (Biopharma +9.6% cc; +14.8%)	✓	**8-10%cc** Total **10-12%cc** Biopharma *(FY23 guidance provided in Feb'23)*
Adjusted EBITDA	**19.3%** incl. Biotest	**21.0%** excl. Biotest	✓	**19-20%** *(H1'23 guidance provided in Feb'23)*
Cash Flow Balance sheet	**7.0x** Leverage ratio[1]	Positive Adj. Oper. Cash Flow[2] **€1.3bn** Liquidity	✓	**7.1x** leverage ratio *(FY22)*
Plasma	**+11%** Plasma collections[3]	**>15%** Cost per liter reduction[4] **>25%** Donor compensation reduction[4]	✓	**10%** CPL reduction[5] **20%** DCC reduction[5] *(FY22)*
Operational Improvement Plan	**80%+** of the EUR 400m+ initial plan target deployed as of April'23	Cash cost savings target updated **EUR 450m+**	✓	Previous target **EUR 400m+**

[1] Consistently calculated based on the credit facilities agreement and including Biotest
[2] Excluding EUR 75m restructuring cash out [3] March'23 YTD vs. March'22 YTD (excl. Biotest);
[4] March'23 vs. July'22 (U.S. data); [5] Q4'22 average vs. July'22 (U.S. data)

Q1 2023 Results - 15 - GRIFOLS

Q1 2023 Results - 16 - Group Financial Performance First Quarter Underpinned by Strong Financial Performance 7.1% 0.1% 21.3% 14.2% 9.6% Biopharma revenue growth cc (excl. Biotest) • Sustainable growth driven by Biopharma’s key proteins, following solid plasma supply recovery path and industry momentum • Backed by strong underlying demand, pricing and product mix 6.2x 6.9x 9.0x 8.6x 7.1x 7.0x LR (incl. Biotest) investment Revenue growth Leverage ratio1 Q1’22 Q2’22 Q3’22 Q4’22 Q1’23 969 939 1,040 1,174 1,220 750,00 800,00 850,00 900,00 950,00 1000,00 1050,00 1100,00 1150,00 1200,00 1250,00 Adjusted EBITDA LTM (excl. Biotest) Q1’22 Q2’22 Q3’22 Q4’22 Q1’23 Q4’21 Q1’22 Q2’22 Q3’22 Q4’22 Q1’23 • Sequential Adj. EBITDA expansion supported by operational leverage together with savings from the operational improvement plan • Partially offsetting a high plasma cost per liter incurred in H1’22 (9-months inventory accounting) • Reiterating commitment to debt reduction, targeting 4x leverage ratio by end of 2024 Operating performance Note: H2’22 shows abnormal increase in revenues due to H2’21 low 1 Consistently calculated based on credit facilities agreement and incl. Biotest revenue performance (EUR in millions)

Q1 2023 Results - 17 - Adjusted EBITDA Continues to Expand Driven by Biopharma Group Financial Performance | Adjusted EBITDA excl. Biotest Q1’22 vs. Q1’23 (EUR in millions) Note: the variations of Biopharma, Diagnostic and Bio Supplies refer only to Gross margin 252 299 174 34 15 24 125 Adjusted EBITDA Q1’22 Biopharma Diagnostic Bio Supplies and others 5 3 Opex 6 FX Adjusted EBITDA Q1’23 One offs Reported EBITDA Q1’23 -2 19.9% Includes the EUR 140m restructuring charge, EUR (19)m one-off in Diagnostic revenues commercial true-up and EUR 4m transaction costs 21.0% R&D SG&A +19%

Group Financial Performance | Operational Improvement Plan

Successfully Deployed 80%+ of the Initial Annualized Cash Cost Savings Initiatives; Target Updated to EUR 450m+

Previously announced Operational Improvement Plan

Deployment as of April'23[1] **80%+** of EUR 400m+ ✓

Majority of initiatives already deployed are plasma-related, triggering cash savings first and subsequently booked in the P&L, considering the 9 months inventory accounting of the plasma industry

	end-2023	end-2024	
Cash Flow *(Cash cost savings)*	EUR 250m	EUR 150m	Total **EUR 400m+**
P&L *(Cost savings)*	EUR 100m	EUR 300m	

EUR 300m+ total **plasma-related savings**

Updated Operational Improvement Plan

- **Plasma operations** (+ c.EUR 40m)
- **Direct and indirect procurement** (+ c.EUR 10m)

Initial target
Updated target

	end-2023		end-2024		
	EUR 275m		EUR 175m+		
Cash Flow	EUR 250m	EUR 25m	EUR 150m	EUR 25m+	Total **EUR 450m+**
P&L	EUR 100m	EUR 30m	EUR 300m	EUR 20m+	
	EUR 130m		EUR 320m+		

EUR 340m+ total **plasma-related savings**

Q1 2023 Results - 18 - GRIFOLS

Q1 2023 Results - 19 - Deleveraging Path Driven by Organic and Inorganic Efforts Group Financial Performance | Leverage 7.1x FY22 1.3x EUR 450m+ Operational Plan 5.8x Pro-forma including EUR 450m+ Operational Plan 1.8x Organic improvement and deleveraging transaction/s 4.0x FY24E Roadmap to deleveraging1 Liquidity €1.3bn Cash and cash equivalents €0.4bn Limited exposure to interest rate hikes 65% Fixed 35% Floating 0.1 0.1 2.0 0.1 4.1 2.1 0.6 2023 2024 2025 2026 2027 2028 2029-2036 No significant maturities until 2025 (EUR in billions) 1 Leverage ratio calculated based on the credit facilities agreement and including Biotest and assuming a debt of ~EUR 9.5bn • EBITDA and cash flow improvement mainly driven by EUR 450m+ cash cost savings • Making progress on several workstreams to execute deleveraging transaction/s; plan to complete one in 2023 • Cash proceeds from deleveraging transaction/s prioritized for debt reduction

Q1 2023 Results - 20 - Guidance for 2023. Paving the Way to EBITDA Expansion in 2024 Guidance FY22 0.1 0.1 EBITDA improvement FY23E 0.3 Annualized cash cost savings Proforma FY23E incl. Annualized cash cost savings EUR 1.2bn EUR 1.4bn+ EUR 1.7bn+ Revenue (at cc) EBITDA Total revenue (incl. Biotest) EBITDA Adjusted Margin (excl. Biotest) EBITDA Adjusted (incl. Biotest) 19-20% Biopharma (incl. Biotest) 23-25% 21-23% EUR 1.4bn +8-10% 21%+ +10-12% 23-25% 22-24% EUR 1.4bn+ 8-10% 10-12% FY23 guidance… Organic growth Operational Plan Revenue growth (volume, pricing, product and country mix) Operational leverage EUR 450m+ annualized cash cost savings (130m in 2023 and 320m+ in 2024) … supported by main drivers Old Updated H1’23 H2’23 FY23 FY23 FY23 FY23 Proforma EBITDA annualizing savings (excl. Biotest) FY23 EUR 1.7bn EUR 1.7bn+ 27-28% 27-28%

Q1 2023 Results - 21 - Table of Contents 1. Key Priorities 4. Final Remarks 5. Annex 2. Group Financial Performance 3. Performance by Business Unit

Final Remarks On the Rebound: Delivering on Our Commitments Solid start to the year, while advancing on the turnaround plan backed by a new performance culture • On track with 2023 guidance • Adj. EBITDA guidance updated for H1’23 Guidance H2 2023 Adj. EBITDA margin 23-25% H1 2023 Adj. EBITDA margin 21%+ Q1 2023 Adj. EBITDA margin 21% Operational Improvement Plan • Deployed 80%+ of the EUR 400m+ initial cash cost savings initiatives • Target increase to EUR 450m+ • CPL >15% drop since July’22 Accelerating deleverage • Several workstreams in process with the commitment to execute one transaction in 2023 • Committed to reach 4x leverage ratio by end of 2024 Governance • Formalized roles and responsibilities within SELT • New organizational model led by new leadership • Embracing performance culture and accountability (EBITDA guidance excl. Biotest)

Q1 2023 Results - 23 - Table of Contents 1. Key Priorities 2. Group Financial Performance 3. Performance by Business Unit 4. Final Remarks 5. Annex

Q1 2023 Results - 24 - Q1’23 Revenue with Reported and Constant Currency % Change Annex Revenue by Business Unit Q1 2022 In thousands of euros Reported At cc Reported At cc Revenue 1,444,250 117,237 1,561,487 1,267,193 14.0% 9.1% 23.2% 18.4% Biopharma 1,173,454 117,237 1,290,691 1,022,508 14.8% 9.6% 26.2% 21.1% Diagnostic 176,475 - 176,475 169,749 4.0% 0.9% 4.0% 0.9% Bio Supplies 42,265 - 42,265 23,747 78.0% 69.4% 78.0% 69.4% Others & intersegments 52,056 - 52,056 51,189 1.7% (0.6%) 1.7% (0.6%) Revenue by Region Q1 2022 In thousands of euros Reported At cc Reported At cc Revenue 1,444,250 117,237 1,561,487 1,267,193 14.0% 9.1% 23.2% 18.4% US + CANADA 942,647 904 943,551 848,261 11.1% 5.0% 11.2% 5.1% E U 240,594 65,067 305,661 208,769 15.2% 14.9% 46.4% 46.2% ROW 261,009 51,266 312,275 210,163 24.2% 20.1% 48.6% 44.7% Q1 2023 Grifols incl. Biotest Grifols excl. Biotest Grifols incl. Biotest Grifols excl. Biotest Grifols incl. Biotest % vs PY Grifols incl. Biotest Grifols Biotest Grifols Q1 2023 % vs PY Grifols Biotest Grifols

Annex

Q1'23 P&L and Excluding One-Offs with Reported % Change

	Q1 2023							Q1 2022	% vs PY			
	Grifols excl. Biotest			Biotest	Grifols incl. Biotest			Grifols	Grifols excl. Biotest		Grifols incl. Biotest	
In thousands of euros	Reported	One-offs	Reported excl. One-offs		Reported	One-offs	Reported excl. One-offs		Reported	Reported excl. One-offs	Reported	Reported excl. One-offs
Net Revenue	**1,444,250**	**(18,830)**	**1,425,420**	**117,237**	**1,561,487**	**(18,830)**	**1,542,657**	**1,267,193**	14.0%	12.5%	23.2%	21.7%
Cost of Sales	(914,561)	25,402	(889,159)	(92,487)	(1,007,048)	25,402	(981,646)	(772,592)	18.4%	15.1%	30.3%	27.1%
Gross Margin	**529,689**	**6,572**	**536,261**	**24,750**	**554,439**	**6,572**	**561,011**	**494,601**	7.1%	8.4%	12.1%	13.4%
% Net revenue	*36.7%*		*37.6%*	*21.1%*	*35.5%*		*36.4%*	*39.0%*				
R&D	(78,899)	3,770	(75,129)	(25,758)	(104,657)	3,770	(100,887)	(76,155)	3.6%	(1.3%)	37.4%	32.5%
SG&A	(389,948)	114,770	(275,178)	(23,711)	(413,659)	114,770	(298,889)	(259,417)	50.3%	6.1%	59.5%	15.2%
Operating Expenses	**(468,847)**	**118,540**	**(350,307)**	**(49,469)**	**(518,316)**	**118,540**	**(399,776)**	**(335,572)**	39.7%	4.4%	54.5%	19.1%
Other Income	-	-	-	-	-	-	-	3,583	-	-	-	-
Share of Results of Equity Accounted Investees - Core Activities	14,506	-	14,506	-	14,506	-	14,506	(637)	(2377.2%)	(2377.2%)	(2377.2%)	(2377.2%)
OPERATING RESULT (EBIT)	**75,348**	**125,112**	**200,460**	**(24,719)**	**50,629**	**125,112**	**175,741**	**161,975**	(53.5%)	23.8%	(68.7%)	8.5%
% Net revenue	*5.2%*		*14.1%*	*(21.1%)*	*3.2%*		*11.4%*	*12.8%*				
Financial Result	(123,725)	-	(123,725)	(11,017)	(134,742)	-	(134,742)	(79,374)	55.9%	55.9%	69.8%	69.8%
Share of Results of Equity Accounted Investees	(61)	-	(61)	-	(61)	-	(61)	(436)	(86.0%)	(86.0%)	(86.0%)	(86.0%)
PROFIT BEFORE TAX	**(48,438)**	**125,112**	**76,674**	**(35,736)**	**(84,174)**	**125,112**	**40,938**	**82,165**	(159.0%)	(6.7%)	(202.4%)	(50.2%)
% Net revenue	*(3.4%)*		*5.4%*	*(30.5%)*	*(5.4%)*		*2.7%*	*6.5%*				
Income Tax Expense	778	(31,345)	(30,567)	2,451	3,229	(31,345)	(28,116)	(20,471)	(103.8%)	49.3%	(115.8%)	37.3%
% of pre-tax income	*1.6%*	*25.1%*	*39.9%*	*6.9%*	*3.8%*	*25.1%*	*68.7%*	*24.9%*				
CONSOLIDATED PROFIT	**(47,660)**	**93,767**	**46,107**	**(33,285)**	**(80,945)**	**93,767**	**12,822**	**61,694**	(177.3%)	(25.3%)	(231.2%)	(79.2%)
Results Attributable to Non-Controlling Interests	(33,409)	3,902	(29,507)	6,088	(27,321)	3,902	(23,419)	(8,384)	298.5%	251.9%	225.9%	179.3%
GROUP PROFIT	**(81,069)**	**97,669**	**16,600**	**(27,197)**	**(108,266)**	**97,669**	**(10,597)**	**53,310**	(252.1%)	(68.9%)	(303.1%)	(119.9%)
% Net revenue	*(5.6%)*		*1.2%*	*(23.2%)*	*(6.9%)*	*0.0%*	*(0.7%)*	*4.2%*				

Q1 2023 Results - 25 - GRIFOLS

> Annex

Q1'23 Cash Flow

In thousands of euros

	Q1 2023										Q1 2022
	Grifols excl. Biotest						Biotest	Grifols incl. Biotest			Grifols
	Reported	Restructuring costs	Transaction costs	Diagnostic settlement	Total one-offs	Reported excl. One-offs		Reported	Total one-offs	Reported excl. One-offs	
Reported Group Profit	**(81,069)**	**103,715**	**3,386**	**(9,432)**	**97,669**	**16,600**	**(27,197)**	**(108,266)**	**97,669**	**(10,597)**	**53,310**
Depreciation and Amortization	95,598	-	-	-	-	95,598	24,215	119,813	-	119,813	88,366
Net Provisions	66,481	(38,979)	-	-	(38,979)	27,502	3,934	70,415	(38,979)	31,436	8,192
Other Adjustments and Other Changes in Working Capital	16,818	35,712	1,129	(9,398)	27,443	44,261	5,356	22,174	27,443	49,617	(4,883)
Changes in Inventories	(109,456)	-	-	-	-	(109,456)	(33,793)	(143,249)	-	(143,249)	(119,099)
Change in Trade Receivables	(59,264)	-	-	18,830	18,830	(40,434)	(2,752)	(62,016)	18,830	(43,186)	35,635
Change in Trade Payables	46,689	(25,909)	-	-	(25,909)	20,780	(7,022)	39,667	(25,909)	13,758	(26,566)
Change in Operating Working Capital	*(122,031)*	*(25,909)*	-	*18,830*	*(7,079)*	*(129,110)*	*(43,567)*	*(165,598)*	*(7,079)*	*(172,677)*	*(110,030)*
Net Cash Flow From Operating Activities	**(24,203)**	**74,539**	**4,515**	**-**	**79,054**	**54,851**	**(37,259)**	**(61,462)**	**79,054**	**17,592**	**34,955**
Business Combinations and Investments in Group Companies	-	-	-	-	-	-	-	-	-	-	(44,221)
CAPEX	(37,459)	-	-	-	-	(37,459)	(5,280)	(42,739)	-	(42,739)	(52,266)
R&D/Other Intangible Assets	(16,393)	-	-	-	-	(16,393)	(4,399)	(20,792)	-	(20,792)	(9,306)
Other Cash Inflow / (Outflow)	(18,993)	-	-	-	-	(18,993)	(513)	(19,506)	-	(19,506)	(75,450)
Net Cash Flow From Investing Activities	**(72,845)**	**-**	**-**	**-**	**-**	**(72,845)**	**(10,192)**	**(83,037)**	**-**	**(83,037)**	**(181,243)**
Free Cash Flow	**(97,048)**	**74,539**	**4,515**	**-**	**79,054**	**(17,994)**	**(47,451)**	**(144,499)**	**79,054**	**(65,445)**	**(146,288)**
Issue / /Repayment) of Debt	23,060	-	-	-	-	23,060	(1,176)	21,884	-	21,884	5,867
Capital Grants	1,325	-	-	-	-	1,325	-	1,325	-	1,325	-
Dividends (Paid) / Received	-	-	-	-	-	-	-	-	-	-	2,163
Other Cash Flows From / (Used in) Financing Activities	5,931	-	-	-	-	5,931	(132)	5,799	-	5,799	200
Net Cash Flow From Financing Activities	**30,316**	**-**	**-**	**-**	**-**	**30,316**	**(1,308)**	**29,008**	**-**	**29,008**	**8,230**
Total Cash Flow	**(66,732)**	**74,539**	**4,515**	**-**	**79,054**	**12,322**	**(48,759)**	**(115,491)**	**79,054**	**(36,437)**	**(138,058)**
Cash and Cash Equivalents at the Beginning of the Year	431,337	-	-	-	-	431,337	116,642	547,979	-	547,979	2,675,611
Effect of Exchange Rate Changes in Cash and Cash Equivalents	(6,907)	-	-	-	-	(6,907)	74	(6,833)	-	(6,833)	14,804
Cash and Cash Equivalents at the End of the Period	**357,698**	**74,539**	**4,515**	**-**	**79,054**	**436,752**	**67,957**	**425,655**	**79,054**	**504,709**	**2,552,357**

Q1 2023 Results - 26 - GRIFOLS

Annex

Q1'23 Balance Sheet

ASSETS		
In thousands of euros	March 2023	December 2022
Non-Current Assets	**16,641,942**	**16,880,390**
Goodwill and Other Intangible Assets	10,646,785	10,858,608
Property Plant & Equipment	3,220,428	3,270,937
Investments in Equity Accounted Investees	1,946,436	1,955,177
Non-Current Financila Assets	630,456	620,745
Other Non-Current Assets	197,837	174,923
Current Assets	**4,708,888**	**4,653,587**
Non-Current Contract Assets Held for Sale	4,874	4,969
Inventories	3,277,053	3,201,357
Current Contract Assets	41,525	35,154
Trade and Other Receivables	842,709	738,651
Other Current Financial Assets	38,330	43,663
Other Current Assets	78,742	81,814
Cash and Cash Equivalents	425,655	547,979
Total Assets	**21,350,830**	**21,533,977**

LIABILITIES		
In thousands of euros	March 2023	December 2022
Equity	**8,175,205**	**8,457,544**
Capital	119,604	119,604
Share Premium	910,728	910,728
Reserves	4,534,652	4,326,436
Treasury Stock	(162,220)	(162,220)
Current Year Earnings	(108,266)	208,279
Other Comprehensive Income	558,334	727,111
Non-Controlling Interests	2,322,373	2,327,606
No-Current Liabilities	**11,134,341**	**11,120,586**
Non-Current Financial Liabilities	9,998,562	9,960,562
Other Non-Current Liabilities	1,135,779	1,160,024
Current Liabilities	**2,041,284**	**1,955,847**
Current Financial Liabilities	761,319	795,686
Other Current Liabilities	1,279,965	1,160,161
Total Equity and Liabilities	**21,350,830**	**21,533,977**

Q1 2023 Results - 27 - GRIFOLS

Q1 2023 Results - 28 - Q1’23 EBIT to Adjusted EBITDA LTM – Excl. Biotest Annex Q1 2023 In thousand of euros LTM 75,348 173,747 211,271 266,054 726,420 161,975 (98,296) (102,226) (98,047) (93,950) (392,519) (90,578) Reported EBITDA 173,644 275,973 309,318 360,004 1,118,939 252,553 % Net revenue 12.0% 17.7% 21.6% 24.9% 19.0% 19.9% Restructuring costs 139,427 26,231 5,655 2,268 173,581 1,920 Transaction costs 4,515 696 505 15,310 21,026 1,321 Diagnostic commercial true-up (18,830) - - - (18,830) - Access Biologicals gain - - - (72,984) (72,984) (3,583) Divestment gain - - (14,678) - (14,678) - Impairments - 2,700 - - 2,700 - Other non-recurring items - 10,487 - - 10,487 - Total adjustments 125,112 40,114 (8,518) (55,406) 101,302 (342) Adjusted EBITDA 298,756 316,087 300,800 304,598 1,220,241 252,211 % Net revenue 21.0% 20.3% 21.0% 21.1% 20.8% 19.9% Depreciation & Amortization Q1 2023 Q1 2022 OPERATING RESULT (EBIT) Q4 2022 Q3 2022 Q2 2022

Q1 2023 Results - 29 - Q1’23 EBIT to Adjusted EBITDA LTM – Incl. Biotest Annex Q1 2023 In thousand of euros LTM 50,629 176,947 201,387 265,372 694,335 161,975 (122,511) (117,406) (106,973) (100,380) (447,270) (90,578) Reported EBITDA 173,140 294,353 308,360 365,752 1,141,605 252,553 % Net revenue 11.1% 17.2% 20.0% 23.7% 18.0% 19.9% Restructuring costs 139,427 26,231 5,655 2,268 173,581 1,920 Transaction costs 4,515 696 505 15,310 21,026 1,321 Diagnostic commercial true-up (18,830) - - - (18,830) - Access Biologicals gain - - - (72,984) (72,984) (3,583) Divestment gain - - (14,678) - (14,678) - Impairments - 2,700 - - 2,700 - Biotest Next Level project - 13,482 22,341 14,194 50,017 - Other non-recurring items - 10,487 - - 10,487 - Total adjustments 125,112 53,596 13,823 (41,212) 151,319 (342) Adjusted EBITDA 298,252 347,949 322,183 324,540 1,292,924 252,211 % Net revenue 19.3% 20.3% 20.9% 21.0% 20.4% 19.9% Q1 2023 Q4 2022 Q3 2022 Q2 2022 Q1 2022 Depreciation & Amortization OPERATING RESULT (EBIT)

Annex

Q1'23 Reconciliation from Group Profit Reported to Adjusted

	Reported		Grifols' Adjustments						Adjusted	
In thousand of euros	Excl. Biotest	Incl. Biotest	Restructuring costs	Transaction costs	Diagnostic commercial true-up	Amortization of deferred financial expenses	Amortization of intangible assets acquired in business combinations	IFRS 16	Excl. Biotest	Incl. Biotest
Net Revenue	**1,444,250**	**1,561,487**	**-**	**-**	**(18,830)**	**-**	**-**	**-**	**1,425,420**	**1,542,657**
Cost of Sales	(914,561)	(1,007,048)	25,402	-	-	-	-	(3,664)	(892,823)	(985,310)
Gross Margin	**529,689**	**554,439**	**25,402**	**-**	**(18,830)**	**-**	**-**	**(3,664)**	**532,597**	**557,347**
R&D	(78,899)	(104,657)	3,770	-	-	-	15,532	(290)	(59,887)	(85,645)
SG&A	(389,948)	(413,659)	110,255	4,515	-	-	14,426	(1,372)	(262,124)	(285,835)
Operating Expenses	**(468,847)**	**(518,316)**	**114,025**	**4,515**	**-**	**-**	**29,958**	**(1,662)**	**(322,011)**	**(371,480)**
Other Income	-	-	-	-	-	-	-	-	-	-
Share of Results of Equity Accounted Investees - Core Activities	14,506	14,506	-	-	-	-	-	-	14,506	14,506
OPERATING RESULT (EBIT)	**75,348**	**50,629**	**139,427**	**4,515**	**(18,830)**	**-**	**29,958**	**(5,326)**	**225,092**	**200,373**
Financial Result	(123,725)	(134,742)				13,900	-	10,697	(99,128)	(110,145)
Share of Results of Equity Accounted Investees	(61)	(61)				-	-	-	(61)	(61)
PROFIT BEFORE TAX	**(48,438)**	**(84,174)**	**139,427**	**4,515**	**(18,830)**	**13,900**	**29,958**	**5,371**	**125,903**	**90,167**
Income Tax Expense	778	3,229	(34,924)	(1,129)	4,708	(3,052)	(7,760)	(1,343)	(42,722)	(40,271)
CONSOLIDATED PROFIT	**(47,660)**	**(80,945)**	**104,503**	**3,386**	**(14,122)**	**10,848**	**22,198**	**4,028**	**83,181**	**49,896**
Results Attributable to Non-Controlling Interests	(33,409)	(27,321)	(788)		4,690	-	(790)	-	(30,297)	(24,209)
GROUP PROFIT	**(81,069)**	**(108,266)**	**103,715**	**3,386**	**(9,432)**	**10,848**	**21,408**	**4,028**	**52,884**	**25,687**

Q1 2023 Results - 30 - GRIFOLS

Annex

Q1'22 Reconciliation from Group Profit Reported to Adjusted

	Reported		Grifols' Adjustments						Adjusted	
In thousand of euros	Excl. Biotest	Incl. Biotest	Restructuring costs	Transaction costs	Divestment gain	Amortization of deferred financial expenses	Amortization of intangible assets acquired in business combinations	IFRS 16	Excl. Biotest	Incl. Biotest
Net Revenue	**1,267,193**	**1,267,193**	**-**	**-**	**-**	**-**	**-**	**-**	**1,267,193**	**1,267,193**
Cost of Sales	(772,592)	(772,592)	10	-	-	-	822	(3,272)	(775,032)	(775,032)
Gross Margin	**494,601**	**494,601**	**10**	**-**	**-**	**-**	**822**	**(3,272)**	**492,161**	**492,161**
R&D	(76,155)	(76,155)	1,181	-	-	-	808	(286)	(74,452)	(74,452)
SG&A	(259,417)	(259,417)	729	1,321	-	-	10,750	(326)	(246,943)	(246,943)
Operating Expenses	**(335,572)**	**(335,572)**	**1,910**	**1,321**	**-**	**-**	**11,558**	**(612)**	**(321,395)**	**(321,395)**
Other Income	3,583	3,583	-	-	(3,583)	-	-	-	-	-
Share of Results of Equity Accounted Investees - Core Activities	(637)	(637)	-	-	-	-	-	-	(637)	(637)
OPERATING RESULT (EBIT)	**161,975**	**161,975**	**1,920**	**1,321**	**(3,583)**	**-**	**12,380**	**(3,884)**	**170,129**	**170,129**
Financial Result	(79,374)	(79,374)	-		-	12,792	-	10,555	(56,027)	(56,027)
Share of Results of Equity Accounted Investees	(436)	(436)	-		-	-	-	-	(436)	(436)
PROFIT BEFORE TAX	**82,165**	**82,165**	**1,920**	**1,321**	**(3,583)**	**12,792**	**12,380**	**6,671**	**113,666**	**113,666**
Income Tax Expense	(20,471)	(20,471)	(480)	(330)	896	(3,223)	(2,916)	(1,668)	(28,192)	(28,192)
CONSOLIDATED PROFIT	**61,694**	**61,694**	**1,440**	**991**	**(2,687)**	**9,569**	**9,464**	**5,003**	**85,474**	**85,474**
Results Attributable to Non-Controlling Interests	(8,384)	(8,384)	-		-	-	(747)	-	(9,131)	(9,131)
GROUP PROFIT	**53,310**	**53,310**	**1,440**	**991**	**(2,687)**	**9,569**	**8,717**	**5,003**	**76,343**	**76,343**

Q1 2023 Results - 31 - GRIFOLS

Q1 2023 Results - 32 - Q1’23 Leverage Ratio and Adjusted EBITDA LTM as per Credit Agreement Annex In millions of euros except ratio Q1 2023 FY 2022 % Var Net Financial Debt* 9,351 9,191 1.7% Adjusted EBITDA LTM as per Credit Agreement 1,336 1,287 3.8% Leverage Ratio as per Credit Agreeement 7.00x 7.14x In million of euros Q1 2023 LTM FY 2022 % Var OPERATING RESULT (EBIT) 694 806 (13.9%) Depreciation & Amortization (447) (415) 7.8% Reported EBITDA 1,142 1,221 (6.5%) IFRS 16 (103) (100) 3.0% Transaction costs 28 26 7.7% Restructuring costs 174 36 383.3% Cost savings, operating improvements and synergies on a "run rate" 91 100 (9.0%) Other one-offs 4 4 - Total adjustments 194 66 193.9% Adjusted EBITDA LTM as per Credit Agreement 1,336 1,287 3.8% * Excludes the impact of IFRS 16

Q1 2023 Results - 33 - Q1’23 Net Revenue Reconciliation Constant Currency – Excl. Biotest Annex In thousands of euros Q1 2023 Q1 2022 % Var Reported Net Revenues 1,444,250 1,267,193 14.0% Variation due to Exchange Rate Effects (61,375) Net Revenues at Constant Currency 1,382,875 1,267,193 9.1% In thousands of euros Q1 2023 Q1 2022 % Var Reported Biopharma Revenues 1,173,454 1,022,508 14.8% Variation due to Exchange Rate Effects (53,015) Reported Biopharma Net Revenues at Constant Currency 1,120,439 1,022,508 9.6% In thousands of euros Q1 2023 Q1 2022 % Var Reported U.S. + Canada Net Revenues 942,647 848,261 11.1% Variation due to Exchange Rate Effects (52,138) U.S. + Canada Net Revenues at Constant Currency 890,509 848,261 5.0% In thousands of euros Q1 2023 Q1 2022 % Var Reported EU Net Revenues 240,594 208,769 15.2% Variation due to Exchange Rate Effects (643) EU Net Revenues at Constant Currency 239,951 208,769 14.9% In thousands of euros Q1 2023 Q1 2022 % Var Reported ROW Net Revenues 261,009 210,163 24.2% Variation due to Exchange Rate Effects (8,594) ROW Net Revenues at Constant Currency 252,415 210,163 20.1%

Q1 2023 Results - 34 - Q1’23 Net Revenue Reconciliation Constant Currency – Incl. Biotest Annex In thousands of euros Q1 2023 Q1 2022 % Var Reported Net Revenues 1,561,487 1,267,193 23.2% Variation due to Exchange Rate Effects (60,779) Net Revenues at Constant Currency 1,500,708 1,267,193 18.4% In thousands of euros Q1 2023 Q1 2022 % Var Reported Biopharma Net Revenues 1,290,691 1,022,508 26.2% Variation due to Exchange Rate Effects (52,420) Reported Biopharma Net Revenues at Constant Currency 1,238,271 1,022,508 21.1% In thousands of euros Q1 2023 Q1 2022 % Var Reported Diagnostic Net Revenues 176,475 169,749 4.0% Variation due to Exchange Rate Effects (5,130) Reported Diagnostic Net Revenues at Constant Currency 171,345 169,749 0.9% In thousands of euros Q1 2023 Q1 2022 % Var Reported Bio Supplies Net Revenues 42,265 23,747 78.0% Variation due to Exchange Rate Effects (2,041) Reported Bio Supplies Net Revenues at Constant Currency 40,224 23,747 69.4% In thousands of euros Q1 2023 Q1 2022 % Var Reported Others & Intersegments Net Revenues 52,056 51,189 1.7% Variation due to Exchange Rate Effects (1,189) Reported Other & Intersegments Net Revenues at Constant Currency 50,867 51,189 (0.6%)

Q1 2023 Results - 35 - Q1’23 Net Revenue Reconciliation Constant Currency – Incl. Biotest Annex In thousands of euros Q1 2023 Q1 2022 % Var Reported U.S. + Canada Net Revenues 943,551 848,261 11.2% Variation due to Exchange Rate Effects (52,138) U.S. + Canada Net Revenues at Constant Currency 891,413 848,261 5.1% In thousands of euros Q1 2023 Q1 2022 % Var Reported EU Net Revenues 305,661 208,769 46.4% Variation due to Exchange Rate Effects (375) EU Net Revenues at Constant Currency 305,286 208,769 46.2% In thousands of euros Q1 2023 Q1 2022 % Var Reported ROW Net Revenues 312,275 210,163 48.6% Variation due to Exchange Rate Effects (8,267) ROW Net Revenues at Constant Currency 304,008 210,163 44.7%

Q1 2023 Results - 36 - Definition of Non-GAAP Measures and Constant Currency Annex • EBITDA is defined as operating result (EBIT), excluding depreciation of property, plant and equipment, depreciation of right-of-use assets, amortization of intangible assets, and impairments of property, plant and equipment, right-of-use assets and of intangible assets. It is used to evaluate the company's results over time, allowing it to be compared with other companies in the sector. • Adjusted EBITDA is defined as EBITDA, excluding one-offs and items not indicative of our ongoing operating performance, including restructuring and transaction costs. It provides a useful measure for period-to-period comparisons of our business, as it removes the effect of non-recurring items. • EBITDA LTM is defined as EBITDA related to the last 12 months. • Adjusted EBITDA LTM is defined as Adjusted EBITDA related to the last 12 months. • Adjusted EBITDA LTM as per Credit Agreement is defined as net income on a consolidated basis for the Group, plus (i) all financial results, (ii) any losses on ordinary course hedging obligations, (iii) any foreign currency translation, transaction or exchange losses, (iv) any loss of any equity-accounted investee, (v) tax expense, (vi) depreciation, (vii) amortization, write-offs, write-downs, and other non-cash charges, losses and expenses, (viii) impairment of intangibles, (ix) non-recurring losses, (x) transactions costs, (xi) extraordinary, unusual, or non-recurring charges and expenses including transition, restructuring and “carveout” expenses, (xii) any costs and expenses relating to the Issuer’s potential or actual issuance of Equity Interests and (xiii) the amount of cost savings, adjustments, operating expense reductions, operating improvements and synergies, in each case on a “run rate” basis and in connection with acquisitions, investments, restructurings, business optimization projects and other operational changes and initiatives; less (i) interest income, (ii) non-recurring gains, (iii) any income or gains on ordinary course hedging obligations (iv) foreign currency translation, transaction or exchange gains and (v) any income of any equity-accounted investee, in each case, for the last 12 months. • Adjusted Group Profit is defined as group profit, excluding the effect of non-cash expenses and non-recurring items not indicative of our ongoing operating performance, including restructuring and transaction costs. • Constant currency (cc) excludes exchange rate fluctuations over the period.

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